    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):  May 15, 2001

                                    Form 8-K

                          Lone Star Technologies, Inc.
            (Exact name of registrant as specified in its charter)


         Delaware                   1-12881                     75-2085454
(State or other jurisdiction of   (Commission                 (IRS Employer
        incorporation)            File Number)              Identification No.)


                          15660 North Dallas Parkway
                                  Suite 500
                             Dallas, Texas 75248
         (Address, including zip code, of principal executive offices)


      Registrant's telephone number, including area code:  (972) 770-6401


                                Not applicable
             (former name, former address and former fiscal year,
                         if changed since last report)

ITEM 5.  OTHER EVENTS.

    On May 15, 2001, Lone Star Technologies, Inc. ("Lone Star") announced in a press release (the "Press Release") that it is offering $150,000,000 in senior subordinated notes due 2011, the proceeds of which are expected to be used by Lone Star to repay substantially all indebtedness of its subsidiaries and to provide funds for working capital and other general corporate purposes.

    The offering circular relating to the notes also provides that Lone Star has received a commitment to arrange a $100.0 million revolving senior secured credit facility. The proceeds of this facility, together with the proceeds of the note offering, would be used to repay its subsidiaries' outstanding indebtedness and for general corporate purposes. Under this revolving facility, Lone Star would be able to borrow an amount based on a percentage of eligible accounts receivable and inventories. The interest rate would be either LIBOR plus a margin ranging from 2.0% to 3.0% based upon the ratio of funded debt to EBITDA, or an alternative rate equal to the greater of the prime rate and the Federal Funds rate, plus 0.5% plus a margin ranging from 0.5% to 1.5% based upon the ratio of funded debt to EBITDA. The facility would be guaranteed on a senior secured basis by Lone Star's domestic subsidiaries and secured by all of the capital stock of each of Lone Star's domestic subsidiaries and 65% of the capital stock of each of its foreign subsidiaries, as well as all other assets of Lone Star. The facility would have a term of three years. The facility would contain customary covenants and events of default and would be subject to various closing and borrowing conditions. There can be no assurance that Lone Star will be able to enter into this proposed facility or any other facility on the terms described above, on other terms that are acceptable to it, or at all.

    On March 31, 2001 after giving pro forma effect to Lone Star's issuance of 1,150,000 shares of common stock on May 8, 2001 and the planned note offering and the application of the net proceeds therefrom, Lone Star would have had total indebtedness of approximately $150.0 million and stockholders' equity of approximately $319.5 million. Also after giving pro forma effect to such equity offering, the proposed note offering and the application of the net proceeds, Lone Star's ratio of earnings to fixed charges would have been 3.4x and 3.7x for fiscal 2000 and for the last twelve months ended March 31, 2001, respectively.

    The foregoing is qualified by reference to the Press Release, which is filed as an exhibit to this Report and incorporated herein by reference.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

    (a)   Financial Statements of businesses being acquired.

    Not applicable.

    (b)   Pro forma financial information.

    Not applicable.

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

    (c)   Exhibits

    99.1 Press release dated May 15, 2001, announcing Lone Star's offering of $150,000,000 in senior subordinated notes due 2011.

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

    Date:  May 15, 2001

                                  LONE STAR TECHNOLOGIES, INC



                                  By:  /s/ CHARLES J. KESZLER
                                     ------------------------------------------
                                     Charles J. Keszler
                                     Vice President and Chief Financial Officer





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

                               INDEX TO EXHIBITS

99.1 Press release dated May 15, 2001, announcing Lone Star's offering of $150,000,000 in senior subordinated notes due 2011.
























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